Exhibit 5.1

755 PAGE MILL ROAD PALO ALTO CALIFORNIA 94304-1018 TELEPHONE: 650.813.5600 FACSIMILE: 650.494.0792 WWW.MOFO.COM

MORRISON & FOERSTER LLP

NEW YORK, SAN FRANCISCO,

LOS ANGELES, PALO ALTO,

SAN DIEGO, WASHINGTON, D.C.

NORTHERN VIRGINIA, DENVER,

SACRAMENTO, WALNUT CREEK

TOKYO, LONDON, BRUSSELS,

BEIJING, SHANGHAI, HONG KONG

OPINION OF MORRISON & FOERSTER LLP

February 24, 2012

VMware, Inc.

3401 Hillview Ave

Palo Alto, CA 94304

Re: Registration of Securities of VMware, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of one hundred ninety four thousand, six hundred and twenty two (194,622) shares (the “Plan Shares”) of Class A common stock, par value $0.01 (“Common Shares”), of VMware, Inc. (the “Company”), issuable under the VMware, Inc. 2007 Equity and Incentive Plan, as amended (the “Plan”), in respect of awards granted by entities acquired by the Company in connection with certain mergers, reorganizations, separations, or other transactions, and assumed by the Company in connection with such mergers, reorganizations, separations, or other transactions, in accordance with the Plan.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by the Company in connection with the authorization of the issuance of the Plan Shares, and such documents as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Plan Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Plan Shares covered by each such issuance. We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder, and that each award agreement setting forth the terms of each grant of options or other awards under the Plan is consistent with the Plan and has been duly authorized and validly executed and delivered by the parties thereto.

Based upon and subject to the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable Common Shares.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ MORRISON & FOERSTER LLP

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